Exhibit 4.2

INTERTAPE POLYMER GROUP INC.

2012 STOCK APPRECIATION RIGHTS PLAN

1.	Purpose of this Plan

1.1 The purpose of this Plan is to:

a.	Promote a proprietary interest in Intertape among its executives and directors;

b.	Encourage Intertape’s executives and directors to further Intertape’s development; and

c.	Attract and retain the key employees necessary for Intertape’s long-term success.

2.	Definitions

In this Plan:

2.1 “Base Price” means the closing price of the Common Shares on the Toronto Stock Exchange on the trading day immediately preceding the day on which a SAR is granted.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Change in Control” means a “Change in Control Event,” as defined by IRS Notice 2005-1 and as referred to in Appendix A to this Plan.

2.4 “Chief Executive Officer” means the Chief Executive Officer of the Company.

2.5 “Committee” means the Compensation Committee of the Board.

2.6 “Common Shares” means common shares in the share capital of the Company.

2.7 “Company” means Intertape Polymer Group Inc.

2.8 “Director” means a member of the Board.

2.9 “Grant Agreement” means an agreement evidencing the grant of SARs to a Participant.

2.10 “Intertape” means the Company together with its subsidiaries.

2.11 “Market Value” means the closing price of the Common Shares on the Toronto Stock Exchange on the relevant trading day.

2.12 “Participant” means an Intertape employee or a non-employee Director of the Company to whom SARs are granted under this Plan.

2.13 “Plan” means this 2012 Stock Appreciation Rights Plan, as it may be amended from time to time.

2.14	“SARs” means stock appreciation rights entitling the holder thereof to receive a cash payment in an amount equal to the appreciation in the Common Shares over a specified period, as set forth in this Plan and in the applicable Grant Agreement.

3.	Administration

3.1 This Plan shall be administered by the Committee, which shall have the sole authority to interpret this Plan, establish and revise rules and regulations relating to this Plan, and make any other determinations that it believes necessary or advisable for the administration of this Plan. All of the powers and responsibilities of the Committee under this Plan may be delegated by the Committee, in writing, to any subcommittee or appropriate Company personnel, including the Chief Executive Officer.

4.	Participation

4.1 The Board will designate the Participants, in its sole discretion. Participation in this Plan will be limited to those positions that can have, in the Board’s opinion, a significant impact on Intertape’s long-term results. Participants will be eligible to receive grants of SARs in accordance with section 5 of this Plan.

5.	Stock Appreciation Rights

5.1	Grant of SARs

The Committee may grant SARs to Participants pursuant to this Plan, such SARs being evidenced by a Grant Agreement in such form as the Committee shall from time to time approve. SARs shall comply with Internal Revenue Code § 409A and shall be subject to the terms and conditions of this Plan and as set forth in the applicable Grant Agreement.

5.2	Base Price of the SARs

The Base Price of each SAR shall be confirmed in writing by the Committee at the time of grant. Once so confirmed, the Base Price may not be changed.

5.3	SAR Period

SARs granted under this Plan shall expire not later than ten (10) years after the date of grant. The expiry date of SARs, and their vesting schedule, if any, shall be set out in the applicable Grant Agreement. Once the expiry date of SARs is determined in the applicable Grant Agreement, such expiry date may not be extended.

5.4	Exercise of SARs

SARs shall be exercised by a Participant delivering notice to the Company’s principal office, to the attention of its Chief Executive Officer. Such notice shall specify the number of SARs being exercised and shall be signed by the Participant. The effective date of the exercise of SARs shall be the date of delivery of such notice to the Company.

5.5	Benefit upon Exercise

The exercise of a SAR shall entitle the Participant to a payment, in cash, from the Company in an amount equal to the Market Value of one Common Share on the effective date of such exercise less the Base Price of such SAR. The Company shall make the foregoing payment within twenty business days of the effective date of exercise of the SAR in the currency in which the Participant’s compensation is customarily paid.

5.6	Maximum Number of SARs to be Granted to Non-Employee Directors

The aggregate maximum number of SARs that may be granted under this Plan to Directors who are not employees of Intertape shall not exceed one percent (1%) of the number of outstanding Common Shares of the Company.

6.	Effect of a Change in Control

6.1 Upon the occurrence of a Change in Control, all SARs granted under this Plan and outstanding at such time shall become fully and immediately vested and/or exercisable and shall remain exercisable until their expiration, termination or cancellation pursuant to the terms of this Plan and the applicable Grant Agreement.

7.	Adjustments

7.1 In the event of any change in the Common Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, reclassification or exchange of Common Shares or similar corporate change (each such change, an “Adjustment Event”), (i) the maximum number of SARs that may be granted to any individual Participant, and (ii) the number, type and class of securities covered by any then-outstanding SARs and the respective Base Prices applicable to any then-outstanding SARs, may be appropriately adjusted as the Committee shall determine to prevent enlargement or dilution of the rights of Participants hereunder, and any such determination by the Committee shall be final and binding. In the event of any change in the Common Shares outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number, type and class of shares of securities with respect to which SARs may be granted or that are subject to then-outstanding SARs, and the other terms and conditions of then-outstanding SARs, as the Committee may deem appropriate, to prevent enlargement or dilution of the rights of Participants hereunder, and any such determination by the Committee shall be final and binding.

8.	Withholding Taxes

8.1 If Intertape is liable to account for income tax or employment taxes for which a Participant is liable by virtue of a SAR, the Participant will indemnify Intertape for the amount of income tax or employment taxes due. In its discretion, Intertape may:

a.	Withhold the appropriate amount of income tax or employment tax from the Participant’s remuneration, or

b.	Make such other arrangements as it considers necessary with respect to the amounts described above.

9.	Termination or Amendment of this Plan

9.1 The Board may amend or terminate this Plan at any time but, in such event, the rights of the Participants related to SARs that have been granted under this Plan shall be preserved and maintained.

10.	Effective Date and Term of this Plan

10.1 This Plan was adopted by the Board on June 20, 2012. No grants of SARs may be made under this Plan more than ten years after such date.

11.	Rights as a Shareholder

11.1 No Participant shall have any rights as a shareholder of the Company as a result of, or in connection with, this Plan.

12.	Miscellaneous

12.1 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included. Pronouns as used herein shall be interpreted to be gender neutral.

12.2 This Plan shall be construed in accordance with, and governed by the laws of the Province of Québec.

12.3 Nothing in this Plan, nor any action taken pursuant to this Plan, shall be deemed to give any Participant any right to remain in the employ of Intertape or affect the right of Intertape to terminate a Participant’s employment at any time, with or without cause.

12.4 SARs granted under this Plan may not be assigned or transferred, except by will or the laws of descent and distribution.

13.	Delegation to Chief Executive Officer

13.1 The Board may, in its discretion, from time-to-time delegate to the Chief Executive Officer the authority to designate Participants in this Plan pursuant to section 4.1 hereof.

13.2 The Committee may, in its discretion, from time-to-time delegate to the Chief Executive Officer the authority to grant SARs pursuant to section 5.1 hereof, subject to the condition that: (i) the total number of SARs so granted by the Chief Executive Officer shall not exceed the total number of SARs determined from time-to-time by the Board of Directors; and (ii) the Chief Executive Officer may not grant SARS to himself.

13.3 The Committee may, in its discretion, from time-to-time delegate to the Chief Executive Officer the requirement to confirm in writing the Base Price of SARs pursuant to section 5.2 hereof.

13.4 The Chief Executive Officer shall, in the performance of the foregoing delegated powers, act in accordance with directions, if any, from the Board and Committee, and report to the Board and Committee, as the case may be, on a timely basis.

APPENDIX A

“Change in Control Events” are defined as the following (these definitions are taken directly from Notice 2005-1):

Change in the ownership of a corporation - Q&A 12

(a) For purposes of § 409A, a change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of Q&A 13)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This A-12 applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction (see Q&A 14 for rules regarding the transfer of assets of a corporation).

(b) Persons acting as a group. For purposes of paragraph (a), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. See § 1.280G-1, Q&A 27(d), Example 4.

(c) Stock ownership. For purposes of determining stock ownership, see Q&A 11.

Change in effective control of the corporation – Q&A 13

(a) For purposes of § 409A, notwithstanding that a corporation has not undergone a change in ownership under Q&A 12, a change in the effective control of a corporation occurs on the date that either –

(i) Any one person, or more than one person acting as a group (as determined under paragraph (iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

(ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (ii) the term corporation refers solely to the relevant corporation identified in Q&A 11, paragraph (b) for which no other corporation is a majority shareholder for purposes of that paragraph (for example, if Corporation A is a publicly held corporation with no majority shareholder, and Corporation A is the majority shareholder of Corporation B, which is the majority shareholder of Corporation C, the term corporation for purposes of this paragraph (ii) would refer solely to Corporation A).

In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred.

(b) Multiple Change in Control Events. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event under A-12 or A-14. Thus, for example, assume Corporation P transfers more than 40 percent of the total gross fair market value of its assets to Corporation O in exchange for 35 percent of O’s stock. P has undergone a change in ownership of a substantial portion of its assets under A-14 and O has a change in effective control under this A-13.

(c) Acquisition of additional control. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this A-13), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of Q&A 12).

(d) Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(e) Stock ownership. For purposes of determining stock ownership, see Q&A 11.

Change in the ownership of a substantial portion of a corporation’s assets – Q&A 14

(a) For purposes of § 409A, a change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph (c)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(b) Transfers to a related person. There is no Change in Control Event under this A-14 when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph (b). A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to –

(i) A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this paragraph (b) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(c) Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(d) Stock ownership. For purposes of determining stock ownership, see Q&A 11.

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In addition to the definitions provided above, Q&A 11 provides the following guidance with regard to applying the definitions.

(a) To qualify as a Change in Control Event, the occurrence of the event must be objectively determinable and any requirement that any other person, such as a plan administrator or board of directors compensation committee, certify the occurrence of a Change in Control Event must be strictly ministerial and not involve any discretionary authority. For purposes of this paragraph (a), a payment also will be treated as occurring upon a Change in Control Event if the right to the payment arises due to the corporation’s exercise of discretion under the terms of the plan to terminate the plan and distribute the compensation deferred thereunder within 12 months of the Change in Control Event. The plan may provide for a payment on any Change in Control Event, and need not provide for a payment on all such events, provided that each event upon which a payment is provided qualifies as a Change in Control Event.

(b) Identification of relevant corporation(s). To constitute a Change in Control Event as to the plan participant, the Change in Control Event must relate to (i) the corporation for whom the participant is performing services at the time of the Change in Control Event, (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii). For example, assume Corporation A is a majority shareholder of Corporation B, which is a majority shareholder of Corporation C. A change in ownership of Corporation B will constitute a Change in Control Event to plan participants performing services for Corporation B or Corporation C, and to plan participants for which Corporation B or Corporation C is solely liable for payments under the plan (for example, former employees), but will not constitute a Change in Control Event as to Corporation A or any other corporation of which Corporation A is a majority shareholder. Notwithstanding the foregoing, a sale of Corporation B may constitute an independent Change in Control Event for Corporation A, Corporation B and Corporation C if the sale constitutes a change in the ownership of a substantial portion of Corporation A’s assets (see Q&A 14). For purposes of this paragraph, a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.

(c) Attribution of stock ownership. For purposes of this A-11, Q&A 12, Q&A 13 and Q&A 14, § 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by §§ 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option. In addition, mutual and cooperative corporations are treated as having stock for purposes of this paragraph (c).